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Exhibit 3.01

         CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF
                  VERDLAND BIO-HIGH TECH INVESTMENT CO., INC.

I, the undersigned, Guo Jian Xin, President of Verdland Bio-High Tech Investment Co., Inc., Inc., a Nevada corporation, hereinafter referred to as the "Corporation," hereby certify:

FIRST:  The name of the Corporation is

                  VERDLAND BIO-HIGH TECH INVESTMENT COMPANY, INC.

SECOND: The following amendment to the Articles of Incorporation were duly adopted by the unanimous consent of the board of directors of the Corporation on October 31, 2000, in accordance with section 78.315 of the Nevada Revised Statutes, as amended:

THIRD:  The name of the Corporation is

                 STARNET PACIFIC COMPANY LIMITED

FOURTH: The number of shares outstanding and entitled to vote on an amendment to the Articles of Incorporation are 10,000,000; and that the said changes and amendments have been consented to and approved by a majority of the issued and outstanding shares entitled to vote thereon pursuant to Section 78.320 of the Nevada
Revised Statutes, as amended. Further, the foregoing amendment does not alter or revoke preferences granted to or imposed upon any wholly unissued series of any class of shares.

IN WITNESS WHEREOF, the foregoing Certificate of Amendment has been executed this 31st day of October, 2000.


/S/ Guo Jian Xin, President
/S/ Dong Ning, Secretary